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Exhibit 10.6

ERP SOFTWARE SHARING AGREEMENT

        Entered into this 31st day of January, 2002 by and among:

        COMVERSE INFOSYS LTD., a company incorporated under the laws of the State of Israel with its offices at 23 Habarzel St., Tel-Aviv, Israel ("Infosys"); and

        COMVERSE LTD., a company incorporated under the laws of the State of Israel, with its principal address at 29 Habarzel Street, Tel Aviv, Israel ("Comverse"); and

        WHEREAS Comverse Technology, Inc. ("CTI") purchased from Oracle Israel Ltd. (the "Supplier") a license (the "License") to use and customize an ERP software known as the ERP Oracle Application (the "Software" respectively) as well as the applicable hardware, and is maintaining and operating the Software and the hardware (the "Hardware"); and

        WHEREAS Comverse has been and is currently maintaining and operating the Software and the Hardware at its premises for the benefit and use of both Comverse and Infosys; and

        WHEREAS each of Comverse and Infosys has been and is currently using and is entitled to continue to use the Software, including the customizations pursuant to the terms and conditions of the License; and

        WHEREAS each of Comverse and Infosys is aware and acknowledges that the use of the Software and its on-going operation are of great importance to the other; and

        WHEREAS the parties wish to set forth the terms of their respective rights and responsibilities to each other in connection with the continued use of the Software by each of the parties;

        NOW THEREFORE, the parties entered into this agreement under the terms and conditions set forth hereafter:

1.    License and maintenance

        Each of Comverse and Infosys hereby represents and warrants to the other that each of them, respectively, is currently authorized under the terms of the License to use and to continue to use the Software installed at Comverse, including all the customizations, modules, functions incorporated therein and for the total aggregate number of concurrent users operating the Software as of the date of this Agreement. Each of Comverse and Infosys undertakes not to change the Software in any manner that may be detrimental to the other party or otherwise adversely impact its operations without obtaining the prior written consent of the other party.

        Comverse shall be responsible to provide Infosys the same level of general administration and maintenance of the system (including back ups) it provides its own users, and for exerting its reasonable commercial efforts to arrange for ongoing operation, maintenance and support of the Software by the Supplier, all in consideration of the Fees set forth in Section 2 herein.

2.    Consideration and payments

        In consideration of the services set forth in Section 1 above, Infosys shall pay Comverse a quarterly fee of $25,000 (twenty five thousand USD) (the "Fees"), plus VAT, in respect of each fiscal quarter or part thereof during the term of this Agreement. The Fees shall be paid within thirty days of receipt of an invoice from Comverse after the end of each fiscal quarter. The Fees shall include Infosys' portion of the total annual license and maintenance fees paid to Supplier by Comverse with respect to the Software, including all updates and upgrades to be supplied by the Supplier pursuant to the License.

3.    Entry into Effect-Duration

        Subject to Section 6 hereof, this Agreement shall be effective as from February 1, 2002, and will be valid for a period of at least two years thereafter (the "Initial Term"). Following the Initial Term the Agreement shall be extended automatically for additional periods of one year each, unless terminated by either party providing prior written notice to the other party of at least six months prior to such termination, provided that such notice will not be given before the end of the Initial Term.

4.    Proprietary Rights

        Each of Comverse and Infosys acknowledges and agrees that it shall be bound by the terms of the License, and shall protect all proprietary rights in the Software.

5.    Modifications

        Subject to the terms of the License, each of Comverse and Infosys is entitled to create, at its own cost and expense from time to time and in accordance with its needs, certain modifications or amendments to the Software (the "Modifications"). Infosys shall provide Comverse with its Modifications and Comverse shall test them within a reasonable period of time. If the Infosys Modifications create a technical problem with the Software or materially impair or hamper Comverse's use or ability to use any of the Software or Hardware, Comverse shall so notify Infosys and Infosys shall fix such problems. If the Comverse Modifications create a technical problem with the Software or materially impair or hamper Infosys' use or ability to use any of the Software or Hardware, Infosys shall so notify Comverse and Comverse shall fix such problems. When there shall be no such problems with the Infosys Modifications or Comverse Modifications, as applicable, Comverse shall implement or coordinate with the Supplier the implementation of such Modifications in the Software. The cost of the implementation of the Infosys Modifications shall be borne by Infosys. The cost of the implementation of the Comverse Modifications shall be borne by Comverse.

6.    Independent Environment

        At any time during the term of this Agreement, Infosys shall be entitled, in its sole discretion, to separate itself from Comverse's computer environment. In the event of such separation, subject to the terms of the License, Infosys shall be entitled to install a copy of the Software in its new computer environment and to use, operate and maintain the Software in the same manner and to the same extent (including the number of concurrent users as of the date of such separation) that the Software is used by Infosys immediately prior to such separation, and this Agreement shall be terminated effective upon completion of such separation. All out-of-pocket costs and expenses reasonably incurred by Comverse in connection with such separation or any proposal by Infosys to separate itself from Comverse's computer environment, shall be for Infosys' account.

7.    Governing Law

        This Agreement shall be governed by and construed in accordance with the laws of the State of Israel.

        IN WITNESS WHEREOF, the parties have instructed their duly authorized representatives to sign the present agreement.

COMVERSE LTD.	COMVERSE INFOSYS LTD.
By: /s/ David Kreinberg	By: /s/ Igal Nissim

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ERP SOFTWARE SHARING AGREEMENT